EXHIBIT 23.2


                       Consent Of Coopers & Lybrand L.L.P.




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                                                                   Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Rotary Power International, Inc. Registration Statement on Form S-8, relating to a Warrant to purchase 250,000 shares of common stock, par value $.01 per share, to Mark Wachs, in connection with a consulting agreement dated as of June 12, 1996, of our report dated March 8, 1996 on our audits of the consolidated financial statements of Rotary Power International, Inc. as of December 31, 1995 and 1994, and for the years then ended, which report is included in the Rotary Power International, Inc. 1995 Annual Report on Form 10-KSB.



                                            /s/ COOPERS & LYBRAND, L.L.P.

Stamford, CT

June 21, 1996




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